Exhibit 10.2

FIRST AMENDMENT TO BLACK TITAN CORPORATION

SECURITIES PURCHASE AGREEMENT

This FIRST AMENDMENT TO THE BLACK TITAN CORPORATION SECURITIES PURCHASE AGREEMENT (THIS “AMENDMENT”), is made and effective as of May 11, 2026 (“Effective Date”), by and among Black Titan Corporation, a Cayman Islands exempted company (the “Company”), and the signatory hereto (the “Holder”).

RECITALS

WHEREAS, on January 16, 2026, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”), by and between the Company and the Holder, pursuant to which the Holder purchased a Senior Unsecured Convertible Note (the “Note”) from the Company upon the terms and conditions set forth in the Purchase Agreement and the Note;

WHEREAS, pursuant to Section 1(e) of the Purchase Agreement, the Holder may purchase at Additional Closings Additional Notes substantially in the form of Exhibit A to the Purchase Agreement;

WHEREAS, Section 9(e) of the Purchase Agreement provides that no provision of the Purchase Agreement may be amended other than by an instrument in writing signed by the Company and the Required Holder (as defined in the Purchase Agreement), and any amendment to any provision of the Purchase Agreement made in conformity with the provisions of Section 9(e) of the Purchase Agreement shall be binding on all Buyers (as defined in the Purchase Agreement) and holders of Securities (as defined in the Purchase Agreement), as applicable; provided that no such amendment shall be effective to the extent that it (A) applies to less than all of the holders of the Securities then outstanding or (B) imposes any obligation or liability on any Buyer without such Buyer’s written prior consent (which may be granted or withheld in such Buyer’s sold discretion);

WHEREAS, the Holder is the Required Holder under the Purchase Agreement;

WHEREAS, the Company and the Holder party hereto desire to amend the Purchase Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the parties to this Amendment, each intended to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to such terms in the Purchase Agreement.

2. Amendments to the Purchase Agreement:

a. Section 3(c) of said Purchase Agreement shall be amended and restated in full as follows with the language in Section 3(c) of the Purchase Agreement replaced as follows:

“(c) Issuance of Securities. The issuance of the Notes are duly authorized and upon issuance in accordance with the terms of the Transaction Documents shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances (collectively “Liens”) with respect to the issuance thereof. As of the Closing, the Company shall have reserved from its duly authorized capital stock not less than 100% of the maximum number of Conversion Shares issuable upon conversion of the Notes (assuming for purposes hereof that (x) the Notes are convertible at the Floor Price (as defined in the Notes) then in effect, (y) interest on the Notes shall accrue through the two (2) year anniversary of the applicable Closing Date and will be converted into Ordinary Shares at a conversion price equal to the Floor Price then in effect and (z) any such conversion shall not take into account any limitations on the conversion of the Notes set forth in the Notes). Upon issuance, conversion in accordance with the Notes, the Conversion Shares, when issued, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights or Liens with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Ordinary Shares. Subject to the accuracy of the representations and warranties of the Buyers in this Agreement, the offer and issuance by the Company of the Securities is exempt from registration under the 1933 Act.”

b. Section 4(k) of said Purchase Agreement shall be amended and restated in full as follows with the language in Section 4(k) of the Purchase Agreement replaced as follows:

“(k) Additional Issuance of Securities. Until each Applicable Date, the Company will not, without the prior written consent of the Required Holder (as defined below), issue any Notes (other than to the Buyers as contemplated hereby) and the Company shall not issue any other securities that would (i) cause a breach or default under the Notes or (ii) have a price per share (calculated in accordance with Section 7(a) of the Notes) less than 120% of the then current Floor Price (as defined in the Notes). The Company agrees that for the period commencing on the date hereof and ending on the date immediately following the 20th Trading Day after the later of (i) the most recent date of issuance of any of the Notes and (ii) the applicable Effectiveness Date, as defined in the Registration Rights Agreement (provided that such period shall be extended by the number of calendar days during such period and any extension thereof contemplated by this proviso on which any Registration Statement is not effective or any prospectus contained therein is not available for use or any Current Public Information Failure exists) (the “Restricted Period”), neither the Company nor any of its Subsidiaries shall directly or indirectly issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security (including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the 1933 Act or pursuant to an at-the-market offering program), any Convertible Securities (as defined below), any debt, any preferred stock, any purchase rights or any Ordinary Shares issued or issuable in connection with any bona fide strategic or commercial alliances, acquisitions, mergers, licensing arrangements, and strategic partnerships, provided, that (x) the primary purpose of such issuance is not to raise capital as reasonably determined, and (y) the purchaser or acquirer or recipient of the securities in such issuance solely consists of either (I) the actual participants in such strategic or commercial alliance, strategic or commercial licensing arrangement or strategic or commercial partnership, (II) the actual owners of such assets or securities acquired in such acquisition or merger or (III) the stockholders, partners, employees, consultants, officers, directors or members of the foregoing Persons, in each case, which is, itself or through its subsidiaries, an operating company or an owner of an asset, in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, and (IV) the number or amount of securities issued to such Persons by the Company shall not be disproportionate to each such Person’s actual participation in (or fair market value of the contribution to) such strategic or commercial alliance or strategic or commercial partnership or ownership of such assets or securities to be acquired by the Company, as applicable) or file a registration statement under which it proposes any such issuance (any such issuance, offer, sale, grant, disposition or announcement (whether occurring during the Restricted Period or at any time thereafter) is referred to as a “Subsequent Placement”). Notwithstanding the foregoing, this Section 4(k) shall not apply in respect of Excluded Securities, as that term is defined in the Note.”

c. Section 4(l) of said Purchase Agreement shall be amended and restated in full as follows with the language in Section 4(l) of the Purchase Agreement replaced as follows:

“(l) Reservation of Shares. So long as any of the Notes remain outstanding, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of the maximum number of Conversion Shares issuable upon conversion of the Notes then outstanding (assuming for purposes hereof that (x) the Notes are convertible at the Floor (as defined in the Notes) then in effect as of such applicable date of determination, (y) interest on the Notes shall accrue through the two (2) year anniversary of the applicable Closing Date and will be converted into Ordinary Shares at a conversion price equal to the Floor Price then in effect and (z) any such conversion shall not take into account any limitations on the conversion of the Notes set forth in the Notes) (collectively, the “Required Reserve Amount”); provided that at no time shall the number of Ordinary Shares reserved pursuant to this Section 4(l) be reduced other than proportionally in connection with any conversion, exercise and/or redemption, as applicable of Notes. If at any time the number of Ordinary Shares authorized and reserved for issuance is not sufficient to meet the Required Reserve Amount, the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of shareholders to authorize additional shares to meet the Company’s obligations pursuant to the Transaction Documents, in the case of an insufficient number of authorized shares, obtain shareholder approval of an increase in such authorized number of shares, and voting the management shares of the Company in favor of an increase in the authorized shares of the Company to ensure that the number of authorized shares is sufficient to meet the Required Reserve Amount.”

d. Exhibit A to the Purchase Agreement shall be amended and restated and replaced in its entirety with the new form of Note attached as Exhibit A hereto.

3. Miscellaneous.

a. The Company shall reimburse Pryor Cashman LLP (counsel to the Holder) in an aggregate non-accountable amount of $12,500 for costs and expenses incurred by it in connection with the drafting and negotiation of this Amendment. Each party to this Amendment shall bear its own expenses in connection with the structuring, documentation, negotiation and closing of the transactions contemplated hereby, except as provided in the previous sentence.

b. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the applications of the laws of any jurisdiction other than those of the State of New York.

c. Except as set forth in this Amendment, the provisions of the Purchase Agreement are in all respects ratified and confirmed, and all such terms, provisions and conditions thereof shall be and continue to remain in full force and effect.

d. In the event of any inconsistency or conflict between the provisions of the Purchase Agreement and this Amendment, the provisions of this Amendment will prevail and govern. All references to the Purchase Agreement shall hereinafter refer to the Purchase Agreement as amended by this Amendment.

e. This Amendment, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators, and legal representatives.

f. This Amendment may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

g. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Amendment.

h. This Amendment and the Purchase Agreement and the documents referred to herein and therein, constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

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IN WITNESS WHEREOF, the Holder and the Company have caused this First Amendment to the Purchase Agreement to be duly executed by their respective duly authorized officers as of the date first above indicated.

BLACK TITAN CORPORATION

By:	/s/ Chay Weei Jaye
Name:	Chay Weei Jaye
Title:	Co-Chief Executive Officer

HOLDER:

ATW DIGITAL ASSET OPPORTUNITIES XII LLC

By:	/s/ Antonio Ruiz-Gimenez
Name:	Antonio Ruiz-Gimenez
Title:	Authorized Signatory

Principal Amount: $1,515,000

[Signature Page to Amendment to the Securities Purchase Agreement]

Exhibit A

New Form of Note

[See attached]